Exhibit 19.1

WASTE CONNECTIONS, INC.

INSIDER TRADING POLICY1

1 The Waste Connections, Inc. Insider Trading Policy consists of those portions of the Guide for WCI’s Directors and Officers, which was previously approved by the Company’s Board of Directors and as may be subsequently amended from time to time, that relate to trading in WCI securities by directors, officers and employees and that are designed to promote compliance with applicable insider trading laws.

INSIDER TRADING RESTRICTIONS:
RULE 10b-5 UNDER THE 1934 ACT,
AND THE SARBANES-OXLEY ACT

The securities laws prohibit “insider trading,” most notably in Rule 10b-5 under the 1934 Act, Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) and the Sarbanes-Oxley Act. Under Rule 10b-5, it is unlawful for any person (including, but not limited to, directors and officers) to buy or sell WCI debt or equity securities, directly or through family members or other persons or entities, if that person, by virtue of his or her position or relationship to WCI, has access to material, undisclosed (that is, non-public) information concerning WCI (“inside information”). It is also unlawful for any such person otherwise to use the information to his or her advantage or pass it on directly or indirectly to others who engage in such transactions (“tippees”). The Sarbanes-Oxley Act prohibits any director or executive officer from purchasing, selling or otherwise acquiring or transferring any WCI security during any pension plan blackout period relating to that security, if the executive officer or director acquired that security in connection with his or her service to or employment with WCI.

See Appendix “A” for a discussion of applicable Canadian securities laws related to insider trading.

A.	Penalties

Buying or selling WCI securities while in possession of inside information may give rise to a variety of individual or derivative civil claims, as well as government criminal and civil enforcement actions. An individual found to have engaged in insider trading can face very substantial penalties - criminal penalties of up to twenty years’ imprisonment and up to $5,000,000 in fines, and civil penalties of up to three times the amount of the illegal profits realized (or loss avoided).

In addition, under ITSFEA, the SEC may impose civil penalties not exceeding the greater of $2,559,636 (subject to adjustment), or three times the amount of the illegal profits realized (or losses avoided) on employers and other “controlling persons” (which, in certain cases, could include officers and directors) if their employees engage in insider trading. ITSFEA grants the SEC broad power and has resulted in increased enforcement of the insider trading laws in recent years.

In addition, insider trading could result in serious sanctions by WCI, including dismissal. Insider trading violations are not limited to violations of U.S. federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud, also may be violated in connection with insider trading.

Where an executive officer or director realizes a profit from a trade during a pension fund blackout period, the Sarbanes-Oxley Act permits WCI or a shareholder acting on its behalf to bring an action to recover that profit. In addition, the SEC may bring enforcement action as described above, because such a transaction in violation of the Sarbanes-Oxley Act will be treated as a violation of the 1934 Act.

B.	Definition of Material Non-Public Information

To be found liable for insider trading, a person must have misused material, non-public information. Inside information is “material” if it is important enough that it could reasonably be expected to affect a reasonable investor’s decision to buy, sell or hold the Corporation’s securities, or could reasonably be expected to have a significant effect on the market price or value of any of the Corporation’s securities. Examples of inside information that might be material include:

●	earnings estimates (including changes of previously announced estimates);
●	a significant change or curtailment of operations of significant facilities;
●	a significant increase or decline in business;
●	a significant merger or acquisition proposal or agreement;
●	significant actions by regulatory bodies;
●	significant management changes, major litigation, or purchases or sales of substantial assets;
●	significant changes in corporate objectives;
●	redemptions of bonds or preferred shares; and
●	dividend increases or decreases.

The foregoing list is for illustration only and is not exhaustive; other types of information may be material at any particular time, depending on all of the circumstances. See Appendix “A” for examples of events or information that might be material under applicable Canadian securities laws related to insider trading.

In general, any information that affects, or could reasonably be expected to affect, the trading price of the Corporation’s securities probably is inside information. If there is any doubt about the materiality of information, the presumption is that it is material.

Information is non-public until it is made available to investors generally. One must be able to point to some fact or event to show that the information is generally public, such as inclusion in reports filed with the SEC or in WCI press releases, or reference to such information in publications of general circulation, such as the Wall Street Journal or the New York Times.

The riskiest time to engage in a purchase or sale of WCI securities would be shortly in advance of the public release by the Corporation of important financial or other information or news, while the least risky time normally would be the period shortly following the release and publication of such information (unless the person is aware of other material information that has not been publicized). Even after the Corporation has released such information, it may still be deemed “non-public” until enough time has elapsed for the information to be adequately disseminated to and considered by investors and the general public.

C.	Trading Policy and Restrictions

The Corporation’s policies prohibit insider trading by all directors, officers, employees and consultants. The primary responsibility for ensuring compliance rests, however, with the individual director, officer, employee or consultant. A director, officer, employee or consultant of any corporation in the WCI Group should not under any circumstances buy or sell WCI securities if he or she possesses any non-public information that might be deemed material, as defined above. Any officer or employee that violates the Corporation’s policies is subject to disciplinary action, up to and including dismissal.

In furtherance of this policy, the Corporation has adopted the following trading restrictions with respect to persons who are most likely to possess material non-public information from time to time. The persons set forth on Schedule I to this Guide should not purchase or sell WCI securities during the following periods:

●	Unannounced Revenue and Earnings Information – Beginning on the eleventh calendar day of the last month of each quarter until the third business day after that quarter’s revenues and earnings have been publicly released.
●	Other material inside information – Until the third business day after such information has been publicly released.

Persons subject to these restrictions should not try to circumvent them by arranging to buy and sell WCI securities under limit orders. A limit order is an instruction to a broker to buy or sell shares when it reaches a certain price. Accordingly, when placing orders to buy or sell WCI securities, such persons should specify to the broker that the order is not to be executed during a period when trading is prohibited under the foregoing rules, regardless of what the price of the WCI securities might be during that period. As a practical matter, this requires that limit orders expire before the beginning of each period during which trading is prohibited.

In addition, the Corporation has adopted the following trading restrictions:

●	Pre-Clearance of All Trades in WCI Securities by Directors, Executive Officers and Selected Employees – Before buying or selling WCI securities long or buying WCI securities on margin, each of the persons set forth on Schedule I to this Guide must contact and obtain clearance from Ronald J. Mittelstaedt, Patrick J. Shea or Mary Anne Whitney. As noted in Section III.G of the Guide for WCI Directors and Officers, the 1934 Act prohibits all short sales of WCI securities by WCI directors, executive officers and ten percent shareholders.
●	Pre-Clearance of Certain Trades in WCI Securities by Other Employees and by Consultants – Before buying WCI securities on margin or selling WCI securities short, each employee who is not an executive officer and each consultant of the Corporation must contact and obtain clearance from Ronald J. Mittelstaedt, Patrick J. Shea or Mary Anne Whitney.

●	Pre-Clearance of Rule 10b5-1 Trading Plans – Persons subject to the restrictions set forth in this Guide shall comply with the Corporation’s Guidelines with Respect to Rule 10b5-1 Trading Programs (a copy of which is attached), before entering into, amending, terminating or otherwise modifying a contract, instruction or plan for trading WCI securities that would satisfy the requirements for assertion of an affirmative defense against a charge of insider trading under Rule 10b5-1(c) under the 1934 Act (a “10b5-1 plan”).
●	No Options Trading by Directors, Officers, Employees and Consultants – Directors, officers, employees and consultants of the Corporation may not trade any options on WCI securities.

The Corporation has also adopted the following restrictions related to hedging transactions and pledging WCI securities to secure margin or other loans:

●	Prohibition of Hedging Transactions – Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer or director to lock in much of the value of his or her security holdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer or director may no longer have the same objectives as WCI’s other security holders. Therefore, hedging or monetization transactions by officers or directors involving WCI securities, including but not limited to those described above, are prohibited by this policy.
●	Pre-Clearance of Pledges of WCI Securities to Secure Loans – Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in WCI securities, officers and directors are prohibited from holding WCI securities in a margin account or pledging WCI securities as collateral for a loan. An exception to this prohibition may be granted where an officer or director wishes to pledge WCI securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge WCI securities as collateral for a loan must submit a request for approval to an SCS at least two weeks prior to the proposed execution of documents evidencing the proposed pledge, and must obtain such approval before moving forward with any such transaction.

Persons subject to the restrictions on trading in securities of WCI set forth in this Guide are advised that the same restrictions that apply to each director, officer, employee or consultant also apply to his or her spouse, children, relatives in the same household, corporations, partnerships or other business entities that he or she controls, or trusts in which he or she acts as a trustee. Thus, a director, officer, employee or consultant may not circumvent restrictions against buying or selling

WCI securities or engaging in other prohibited transactions by conducting those trades through family members or other persons or entities.

Directors, officers, employees and consultants may exercise options for WCI Common Shares and warrants at any time without regard to the foregoing trading restrictions. However, they must comply with all of the foregoing restrictions in selling shares purchased on exercise of options and warrants. Consequently, during restricted trading periods, persons subject to the trading restrictions may not exercise options or warrants through the same-day sale mechanism.

As a general matter, if a person routinely has access to material inside information, he or she should contact an SCS before buying or selling WCI securities to be sure no important developments are pending that have not been made public. In addition, he or she should contact an SCS before buying or selling WCI securities if he or she has any questions about the significance of any particular information in his or her possession.

With the exception of the pre-clearance requirement, the restrictions on trading in the securities of WCI set forth in this Guide continue to apply to transactions in the Corporation’s securities even after termination of service to the Corporation. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Corporation’s securities until that information has become public or is no longer material.

D.	Maintaining the Confidentiality of Non-Public Information

Directors, officers, employees and consultants should be careful at all times to protect non-public information about WCI’s business. An insider who discloses non-public information may be subject to civil or criminal penalties if the recipient engages in trading based on such information or transmits it to someone else who does. Accordingly, persons who have material non-public information about the Corporation or any entity in the WCI Group must:

●	refrain from recommending or suggesting that any other person engage in transactions in WCI securities; and
●	refrain from disclosing material, non-public or other confidential information about WCI or any corporation in the WCI Group to anyone, inside or outside of the WCI Group (including family members, stockbrokers and analysts), except on a strict need-to-know basis and under circumstances where the recipient has expressly agreed to keep such information confidential and not to misuse such information.

No director, officer, employee or consultant may talk to any financial analyst about WCI’s business before obtaining the approval of the Chief Financial Officer. Any insider who receives a telephone call from a financial analyst concerning WCI should notify the Chief Financial Officer immediately and receive his approval before having any discussions with the analyst.

E.	Applicability of Policies to Inside Information Regarding Other Companies

The policies and restrictions described above also apply to material, non-public information relating to other companies. Directors, officers, employees and consultants of the Corporation may not trade in the securities of any other corporation, directly or through family members or other persons or entities, if they are aware of material, non-public information about that corporation which they obtained in the course of their employment with the Corporation. All directors, officers, employees and consultants of the Corporation should treat material, non-public information about other companies with the same care required with respect to information related directly to the Corporation.

F.	Trading by Directors and Certain Officers During Pension Fund Blackout Periods

Section 306(a) of the Sarbanes-Oxley Act makes it unlawful for any of the persons set forth on Schedule I to this Guide to purchase, sell, acquire or transfer any WCI security during any WCI pension plan blackout period2 if he or she acquired that WCI security in connection with his or her service to or employment by WCI in that capacity. WCI securities acquired under a non-inducement compensatory plan, contract, authorization or arrangement while an individual was an employee, but not a director or officer, however, are not subject to this rule. Certain other transactions are also exempt from this rule.3 However, you should consult with an SCS before conducting any trading during a pension fund blackout period.

An SCS will notify officers, directors, affected employees and the SEC of the imposition of any pension fund blackout period that triggers the Sarbanes-Oxley Act trading prohibition.

2 A “pension plan blackout period” is any period of more than three consecutive business days during which WCI or a plan fiduciary imposes limits on the ability of at least 50% of the participants or beneficiaries of a WCI-maintained individual account plan, including WCI’s 401(k) profit sharing plan and equity incentive plans, to purchase, sell or otherwise acquire or transfer WCI Common Shares, options or warrants.

3 The following transactions are exempted: (a) acquisitions of stock, options and warrants under dividend or interest reinvestment plans; (b) purchases and sales of stock, options and warrants pursuant to certain pre-existing trading arrangements that satisfy the conditions of Rule 10b5-1(c) of the 1934 Act; (c) purchases and sales of stock, options and warrants, other than discretionary transactions, pursuant to certain “tax-conditioned” plans; (d) increases and decreases in the number of shares held as a result of a stock splits or dividends; (e) compensatory option or warrant grants and awards under plans that apply to directors or officers and that provide for automatic grants or awards and specify the terms and conditions of the grants or awards; (f) subject to certain conditions, exercises, conversions and terminations of derivative securities; (g) acquisitions and dispositions of stock, options and warrants involving a bona fide gift or transfer by will or the laws of descent and distribution; (h) acquisitions and dispositions of stock, options and warrants pursuant to domestic relations orders; (i) sales and other dispositions of stock, options and warrants that are compelled by the laws of an applicable jurisdiction; and (j) acquisitions and dispositions of stock, options and warrants in connection with a merger, acquisition, divestiture or similar transaction that occurs by operation of law.

APPENDIX “A”
COMPLIANCE WITH CANADIAN SECURITIES LAWS

Insider Trading

A.	General Information

Regulation of insider trading in Canada is intended to promote fairness in the capital markets. The general principle underpinning insider trading laws is that persons who hold information that has not been publicly disseminated by virtue of their relationship with a reporting issuer should not be able to use that information to trade in securities of the reporting issuer or to assist others in making trades.

Directors and officers of WCI are in a “special relationship” with WCI. Section 76(1) of the Securities Act prohibits any person or corporation in a “special relationship” with WCI from purchasing or selling any securities of WCI, including debt securities, with knowledge of a “material fact” or “material change” with respect to WCI that has not been generally disclosed.

A “material fact” is a fact that would reasonably be expected to have a significant effect on the market price or value of WCI ‘s securities. A “material change” is: (i) a change in the business, operations or capital of WCI that would reasonably be expected to have a significant effect on the market price or value of a security of WCI; or (ii) a decision to implement a change in (i) made by the directors, or senior management who believe that implementation of the decision by the directors is probable.

National Policy 51-201 – Disclosure Standards provides the following examples of events or information that might be material:

●	Changes in Corporate Structure
o	changes in share ownership that may affect control of WCI;
o	major reorganizations, amalgamations, or mergers;
o	take-over bids, issuer bids, or insider bids;
●	Changes in Capital Structure
o	the public or private sale of additional securities;
o	planned repurchases or redemptions of securities;
o	planned splits of common shares or offerings of warrants or rights to buy shares;
o	any share consolidation, share exchange, or share dividend;
o	changes in WCI’s dividend payments or policies;
o	the possible initiation of a proxy fight;

o	material modifications to rights of security holders;
●	Changes in Financial Results
o	a significant increase or decrease in near-term earnings prospects;
o	unexpected changes in the financial results for any periods;
o	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs;
o	changes in the value or composition of the corporation’s assets;
o	any material change in the WCI’s accounting policy;
●	Changes in Business and Operations
o	any development that affects WCI’s resources, technology, products or markets;
o	a significant change in capital investment plans or corporate objectives;
o	major labor disputes or disputes with major contractors or suppliers;
o	significant new contracts, products, patents, or services or significant losses of contracts or business;
o	significant discoveries by resource companies;
o	changes to the board of directors or executive management, including the departure of WCI’s CEO, CFO, COO or president (or persons in equivalent positions);
o	the commencement of, or developments in, material legal proceedings or regulatory matters;
o	waivers of corporate ethics and conduct rules for officers, directors, and other key employees;
o	any notice that reliance on a prior audit is no longer permissible;
o	de-listing of WCI’s securities or their movement from one quotation system or exchange to another;
●	Acquisitions and Dispositions
o	significant acquisitions or dispositions of assets, property or joint venture interests;
o	acquisitions of other companies, including a take-over bid for, or merger with, another corporation;

●	Changes in Credit Arrangements
o	the borrowing or lending of a significant amount of money;
o	any mortgaging or encumbering of WCI’s assets;
o	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors;
o	changes in rating agency decisions; and
o	significant new credit arrangements.

Information has been “generally disclosed” if it has been broadly disseminated to the marketplace and there has been the passage of a sufficient amount of time to permit investors and other market participants reasonable time to receive and analyze the information.

Additionally, Section 76(2) of Securities Act prohibits any person or corporation in a special relationship with WCI from informing, other than in the “necessary course of business”, any other person or corporation of a material fact or material change with respect to WCI before that material fact or material change has been generally disclosed (also known as “selective disclosure” or “tipping”).

B.	Exemption for Disclosure of Information in the Necessary Course of Business

The purpose of the exception for disclosure in the “necessary course of business” is to prevent undue interference with a reporting issuer’s ordinary business activities. Generally, this exception covers communications with:

(a)vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing and supply contracts;
(b)employees, officers and directors;
(c)lenders, legal counsel, auditors, underwriters and financial and other professional advisors;
(d)parties to negotiations;
(e)labor unions and industry associations;
(f)government agencies and non-governmental regulators; and
(g)credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available).

The “necessary course of business” exception would generally not allow WCI to make selective disclosure of material corporate information to an analyst, institutional investor or other market professional. An analyst may be “brought over the wall” to act as an advisor in a transaction involving WCI. However, in these situations the analyst becomes a “person in a special relationship” with WCI and is subject to the prohibitions against tipping and insider trading and is prohibited from informing anyone of material undisclosed information.

C.	Exemption for Automatic Securities Disposition and Purchase Plans

Section 175(2)(b) of the General Regulations to the Securities Act exempts an insider with knowledge of a material fact or change that has not been generally disclosed from the insider trading prohibitions and liability under the Securities Act, provided the insider purchases or sells securities pursuant to an automatic dividend reinvestment plan, share purchase plan or other similar automatic plan (collectively, an “Automatic Plan”) that was entered into by the insider prior to the acquisition of knowledge of the material fact or change.

OSC Staff Notice 55-701 – Automatic Securities Disposition Plans and Automatic Securities Purchase Plans provides that the exemption will generally apply if an Automatic Plan meets the following criteria:

●	At the time of entry into the plan, the insider is not in possession of any material undisclosed information in relation to WCI.
●	At the time of entry into the plan, in the case of Automatic Plans that have not been established by the issuer, the insider provides the broker with a certificate from the issuer confirming that the issuer is aware of the plan and certifying that, to the best of its knowledge, the insider is not in possession of material undisclosed information about WCI.
●	The trading parameters and other instructions are set out in a written document at the time of the establishment of the Automatic Plan.
●	The Automatic Plan contains meaningful restrictions on the ability of the insider to vary, suspend or terminate the Automatic Plan that have the effect of ensuring that the insider cannot profit from material undisclosed information through a decision to vary, suspend or terminate the plan.
●	The Automatic Plan provides that the broker is not permitted to consult with the insider regarding any sales under the Automatic Plan and that the insider cannot disclose to the broker any information concerning WCI that might influence the execution of the Automatic Plan.
●	The Automatic Plan to purchase or sell securities was given or entered into in good faith and not as part of a plan or scheme to evade the insider trading prohibitions.
D.	Penalties and Enforcement

The prohibition against insider trading is enforced through a wide range of sanctions. A director that commits insider trading is guilty of an offence and is liable to imprisonment for 5 years less a day, a minimum fine equal to the profit made or the loss avoided and a maximum fine equal to the greater of CDN$5,000,000 and an amount equal to triple the amount of profit made or loss avoided.

Administrative penalties include forced resignation and a prohibition from being a director or officer of any reporting issuer. Directors who engage in insider trading may also be subject to a statutory civil action under Section 134 of the Securities Act by any person who incurs damages as a result thereof.

Insider trading is also a criminal offense under Part X of the Criminal Code (Canada), and is punishable by imprisonment for up to 10 years in the case of insider trading and 5 years in the case of tipping.

Waste Connections, Inc.
(the “Corporation”)

Guidelines with Respect to
Rule 10b5-1 Trading Programs

Adopted by the Board of Directors
of the Corporation on April 23, 2023

Rule 10b5-1 under the 1934 Act provides protection for directors, officers and employees from insider trading liability for transactions under a previously established contract, plan or instruction to trade in WCI Common Shares entered into in good faith and in accordance with the terms of Rule 10b5-1 and applicable state laws. Rule 10b5-1 trading programs established pursuant to the Corporation’s policies on insider trading (each a “Program”) are limited to the following two types:

(a)A written Program that permits automatic trading of WCI Common Shares through a third party broker (an “Automatic Trading Program”) established by a director, officer, employee or consultant of the Corporation (a “Program Eligible Person”) at a time when the Program Eligible Person is not aware of material nonpublic information. The Automatic Trading Program document must specify the number of shares to be purchased or sold, the price(s) at which transaction are to take place, and the date(s) on which transactions are to take place. Alternatively, the Automatic Trading Program may establish an objective formula for any or all of these criteria (e.g., the number of shares could be specified as a percentage of the holdings of the Program Eligible Person); or

(b)A Program in which transactions in WCI Common Shares are initiated by the trustee of a so-called “blind” trust, provided the Program is established by a Program Eligible Person at a time when the Program Eligible Person is not aware of material nonpublic information. A “blind” trust is a trust established by a Program Eligible Person. An independent trustee without any involvement or even knowledge of the Program Eligible Person must make the investment and disposition decisions. The trustee should be a recognized financial institution possessing trust powers and subject to the approval of the General Counsel. Under this type of Program, the Program Eligible Person cannot exert any influence over, or even communicate with, the trustee regarding specific investments. If the trustee becomes aware of material nonpublic information regarding the Corporation, whether from the Program Eligible Person or otherwise, the trustee may not engage in a purchase or sale of WCI Common Shares.

Additional Program Restrictions. All Programs shall also be subject to the following restrictions:

●	The Program must be reviewed and pre-approved by the Corporation’s General Counsel. The General Counsel shall inform the Corporation’s Board of Directors whenever a program is approved.
●	The Program Eligible Person cannot engage in any separate transaction (e.g., a hedging transaction) that directly or indirectly alters or offsets an authorized transaction made under the Program.

●	A condition for directors and officers to include a representation in their Program certifying, at the time of the adoption of a new or modified Program, that: (1) they are not aware of material nonpublic information about the issuer or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
●	A limitation on the ability to rely on the affirmative defense for a single-trade Program to one such Program during any consecutive 12-month period; and
●	A condition that all persons entering into a Program must act in good faith with respect to that Program.
●	The General Counsel may require all Automatic Trading Programs to be executed through a designated broker or brokers.
●	Any Program Eligible Person preparing such a Program must allow for the cancellation of a transaction and/or suspension of a Program upon notice and request by the Corporation to the extent the Program or any proposed trade (i) fails to comply with applicable law (e.g., exceeding the number of shares which the Program Eligible Person may sell under Rule 144 in a rolling three month period), or (ii) would create material adverse consequences for the Corporation (e.g., due to the imposition of lock-up agreements on the Corporation officers).
●	A Program may only be established or modified during an open window trading period and at a time when the Program Eligible Person is not aware of material nonpublic information. Trades made pursuant to a Program may commence on the date that is the later of (1) 90 days following the adoption or modification of the Program and (2) two business days following disclosure of the Corporation’s financial results on Form 10-Q or Form 10-K, as applicable, for the fiscal quarter in which the Program was adopted, but not to exceed 120 days after adoption. Modifying a Program results in a new cooling-off period..
●	A Program Eligible Person may not enter into multiple, overlapping Programs.
●	If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires ____.” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be place at the bottom of the Form 4 as outlined above.
●	Once a Program is prepared, it cannot be changed or deviated from (as opposed to the termination thereof), except (i) with notice to and approval from the General Counsel and (ii) at a time when the Program Eligible Person is permitted to trade in WCI

Common Shares under the Corporation’s insider trading policies (i.e., during an open window trading period when the Program Eligible Person is not otherwise blocked from trading and when the Program Eligible Person is not aware of material nonpublic information). Any such change or deviation may take effect only after a 30-day waiting period.
●	Upon the termination of a Program, other than pursuant to the expiration of the Program as originally established, a Program Eligible Person may not establish a new Program until 180 days after the termination of the previous Program and no trades may be made outside of the Program until 30 days after the termination of the Program.
●	The Corporation may make a public announcement that the Programs are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Program should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Program.
●	All Programs must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws (including, without limitation, Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended). The Corporation may immediately terminate any Program that it determines was put in place either (i) not in good faith or (ii) as part of a plan or scheme to evade the prohibitions of the securities laws. Programs do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

The Corporation shall not have any liability to any Program Eligible Person or otherwise as a result of the establishment of a Program, any Corporation disclosure with respect thereto, or any cancellation or transactions and/or suspension of a Program as discussed above.